AMENDED ADMINISTRATIVE SERVICES AGREEMENT

Calvert Variable Series, Inc.

Calvert Administrative Services Company

SCHEDULE A

            Listed below are the Series of Calvert Variable Series, Inc. that are entitled to receive administrative services from Calvert Administrative Services Company ("CASC") under the Administrative Services Agreement dated March 1, 1999, and which will pay annual fees to CASC pursuant to the Agreement.

Calvert VP SRI Balanced Portfolio	0.275%
Calvert VP SRI Mid Cap Growth Portfolio	0.25%
Calvert VP SRI Equity Portfolio	0.20%
Calvert VP Income Portfolio	0.30%

            For its services under this Administrative Services Agreement, CASC is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series commences operations, absent waivers.

Effective:  April 30, 2010

CALVERT VARIABLE SERIES, INC.

By: /s/ William M. Tartikoff
William M. Tartikoff, Esq.
Vice President and Secretary

CALVERT ADMINISTRATIVE SERVICES COMPANY

By: /s/ Ronald M. Wolfsheimer
Ronald M. Wolfsheimer
Chief Financial and Administrative Officer and Senir Vice President